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                                                                   EXHIBIT 10(f)

                          TRANSITION SERVICES AGREEMENT



                                     between


                             GULTON INDUSTRIES, INC.


                                       and


                            MARK IV INDUSTRIES, INC.






                          Dated as of February 10, 1997











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            This TRANSITION SERVICES AGREEMENT (together with all schedules hereto, this "Agreement") is entered into as of this 10th day of February, 1997 by and between Mark IV Industries, Inc., a Delaware corporation ("Mark IV") and Gulton Industries, Inc. a Delaware corporation ("Gulton").

                                    RECITALS:

            WHEREAS, Mark IV and Gulton Audio Corp., a Delaware corporation (the "Buyer") have entered into a Purchase Agreement, dated as of December 12, 1996, and amended as of December 18, 1996 (the "Purchase Agreement"), pursuant to which the Buyer will purchase all of the issued and outstanding shares of common stock, par value $1.00 per share ("Common Stock") of Gulton; and

            WHEREAS, Gulton desires to purchase certain services described on Schedule A hereto (the "Services") from Mark IV during a transition period of up to one year from the date hereof;

            NOW, THEREFORE, in consideration of the premises and the mutual agreements, covenants and representations contained herein, the parties hereto agree as follows.

                                    SECTION 1
                              PROVISION OF SERVICES

            1.1. Provision of Services. (a) Mark IV shall, pursuant to the terms of this Agreement, provide (or shall cause its Affiliates to provide) to Gulton (or its Affiliates) the Services for the monthly fees set forth for such Service on Schedule A. The parties acknowledge that the fees set forth on Schedule A hereto include Mark IV's overhead expenses attributable to the provision of the Services.

            (b) Mark IV (or its Affiliates) shall provide the Services at a level of quality and performance consistent


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with past practices during the twelve-month period preceding the date hereof.

            (c) Mark IV (and its Affiliates) shall act under this Agreement solely as independent contractors and not as agents of Gulton.

            (d) For purposes of this Agreement, "Affiliate" shall mean, with respect to any person, (i) any person that directly or indirectly controls, is controlled by or under common control with, such person, or (ii) any director, officer, partner, member or employee of such person.

            1.2. Use of Services. Mark IV shall be required to provide Services only to Gulton and its Affiliates and in connection with the conduct of the business of the Audio Products Group. Gulton shall not, and shall not permit its Affiliates to, resell any Services to any Person whatsoever or permit the use of the Services by any Person other than in connection with the conduct of the Audio Products Group business in the ordinary course by Gulton as currently conducted.

            1.3. Access. Gulton or its Affiliates shall make available on a timely basis to Mark IV or its Affiliates all information and materials reasonably requested by Mark IV to enable it to provide the Services.

            1.4. Maintenance of Records. During the term of this Agreement, Mark IV shall make available for inspection by Gulton or its representatives and agents, during regular business hours and upon reasonable notice, records that
(a) Mark IV or its Affiliates have prepared or maintained in providing the Services or (b) Gulton has requested that Mark IV or its Affiliates prepare or maintain; provided, however, that any such inspection by Gulton or its representatives or agents shall be conducted in a manner which does not unreasonably interfere with the operation of the day-to-day business affairs of Mark IV. Gulton shall pay its own costs of any such inspection.


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            1.5. Priorities. In providing Services, Mark IV shall accord Gulton and its Affiliates' work on the Services substantially the same priority as it accords its own operations.

                                    SECTION 2
                                     PAYMENT

            2.1. Invoicing and Payment. Gulton shall pay Mark IV for the Services rendered during the preceding month no later than the 15th day of the next succeeding month. Subject to Section 2.2, Mark IV shall submit to the Audio Products Group on a monthly basis an invoice for out-of-pocket expenses, if any, incurred during the preceding month in connection with its performance of the Services. Gulton shall pay all amounts due within 30 days of receipt of such invoice in accordance with the payment instructions specified therein or, if no instructions are so specified, in accordance with the standing payment instructions in effect from time to time between Mark IV and Gulton.

            2.2. Expenses. Gulton agrees to reimburse Mark IV for such reasonable out-of-pocket expenses as may be incurred by Mark IV or its Affiliates (and, for each expense exceeding $500, approved in advance in writing by Gulton) in the course or on account of rendering of any of the Services hereunder. For all expenses, Mark IV will render a detailed accounting of the amount and nature of such expenses.

            2.3. Taxes. The fees set forth in Schedule A have been grossed-up to cover any sales tax, value-added tax, goods and services tax or similar tax ("Taxes") (but excluding any Tax based upon the net income of Mark IV) pay able with respect to the provision of Services, and Mark IV shall be responsible for paying any such Taxes to the appropriate court, supranational, national, federal, state or local government or governmental authority or instrumentality, whether domestic or foreign.


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                                    SECTION 3
                           TERM OF PARTICULAR SERVICES

            3.1. Term of Services. The provision of Services shall commence on the date hereof and, with respect to each Service, shall terminate on the one-year anniversary hereof; provided, that (a) Gulton may cancel any Service upon 15 days' written notice to Mark IV, and thereupon its obligation to pay fees relating to such Service in subsequent months shall cease and (b) Mark IV may cease to provide a Service upon 30 days' written notice to Gulton if Mark IV ceases to use such Service in its own operations or provide such Service to its Affiliates; provided, however, that if Mark IV or its Affiliates make any arrangements with any other Person for the provision of Services terminated by Mark IV pursuant to this clause (c), Mark IV shall arrange for such Services to be offered to Gulton on the same terms and conditions set forth herein.

            3.2. System Migration. The parties hereto agree to use their reasonable good faith efforts to cooperate with and assist each other in connection with the transition from the performance of the Services by Mark IV to the performance of such services by Gulton, taking into account the need to minimize both the cost of such transition and the disruption to the ongoing business activities of the parties hereto. The parties hereto acknowledge that the foregoing may include the provision of services requested by Gulton in connection with its transition to non-Mark IV systems, including but not limited to migration of historical data, migration-specific enhancements and cooperation with and assistance to third party consultants engaged by Gulton in connection with the foregoing.

            3.3. Return of Materials. Upon the termination of a Service or Services with respect to which Mark IV holds books, records, files, data bases or computer software or hardware (including, but not limited to, current and archived copies of computer files) owned or leased by Gulton or its Affiliates and used by Mark IV or its Affiliates in


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connection with the provision of a Service (the "Materials"), Mark IV will return all of such Materials promptly, but not later than 30 business days after such termination. Mark IV may make duplicate copies of the Materials for its legal files at its own cost and subject to the confidentiality provisions of
Section 8.7 of the Recapitalization Agreement.

                                    SECTION 4
                                  FORCE MAJEURE

            4.1. Mark IV shall not be liable for any interruption of Service or delay or failure to perform under this Agreement when such interruption, delay or failure results from causes beyond its reasonable control, including but not limited to any strikes, lock-outs or other labor difficulties; acts of any foreign government; riot, insurrection or other hostilities; embargo; fuel or energy shortage; fire, flood or acts of God (each a "Force Majeure Event"). Mark IV will promptly notify Gulton upon learning of the occurrence of any Force Majeure Event. Upon the cessation of such Force Majeure Event, Mark IV will use its best efforts to resume its performance of the Services hereunder.

                                    SECTION 5
                                    INDEMNITY

            5.1. Indemnity. Each party hereto agrees that the other party hereto will not be liable for any claims, demands, complaints, liabilities, losses, damages, costs or expenses (collectively, "Losses") arising from or relating to the provision of any Service provided to Gulton or its Affiliates pursuant hereto, except to the extent of Losses arising out of the gross negligence, fraud or willful misconduct of the other party or its Affiliates, employees, directors, officers, agents or representatives.

            5.2. Obligation to Correct or Reperform. In the event of any breach of this Agreement by Mark IV with re-


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spect to any error or defect in the provision of any Service, Mark IV shall, at
Gulton's request, use its best efforts to correct such error or defect or reperform such Services without the payment of any further fees by Gulton or its Affiliates.

                                    SECTION 6
                                   TERMINATION

            6.1. Termination. This Agreement shall terminate on the earliest to occur of (a) twelve months after the Closing Date, (b) the date on which the provision of all Services have been canceled pursuant to Section 3 and (c) the date on which this Agreement is terminated pursuant to Section 6.2.

            6.2. Breach of Agreement. If either party shall cause or suffer to exist any breach of any of its obligations under this Agreement, including but not limited to any failure to make payments when due, and said party does not cure such default within 30 days after receiving written notice thereof from the non-breaching party, the non-breaching party may terminate this Agreement, including, as the case may be, the provision of Services pursuant hereto, immediately by providing written notice of termination.

            6.3. Sums Due. In the event of a termination of this Agreement, Mark IV shall be entitled to all outstanding amounts due from Gulton for Services performed during the month in which the date of termination occurs.

            6.4. Effect of Termination. Sections 3.2, 5, 6.3 and 7 of this Agreement and this Section 6.4 shall survive any termination of this Agreement.


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                                    SECTION 7
                                  MISCELLANEOUS

            7.1. Title to Data; Confidentiality. (a) Each of the parties hereto acknowledges that any information of the other party received in the course of performance of this Agreement shall be confidential information subject to the confidentiality provisions of Section 8.7 of the Recapitalization Agreement.

            (b) Gulton acknowledges that it will acquire no right, title or interest (including any license rights or rights of use) in any software or the licenses therefor which are owned by Mark IV, by reason of Mark IV's provision of the Services.

            (c) Mark IV agrees that all Materials and other information received, compiled, prepared or computed for the benefit of Gulton or its Affiliates and which relate to the conduct of the Audio Products Group are the sole property of Gulton and that neither Mark IV nor its Affiliates will acquire any right, title or interest (including any license rights or rights in use) in any such Materials or other information by reason of its or their provision of the Services.

            7.2. Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given: (a) if delivered by hand, when delivered; (b) if sent by telex, telecopy or cable (and confirmed by telephone) or by overnight delivery, when received, or (c) if sent by mail, five days after being mailed, certified or registered mail, with postage prepaid:


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                          Transition Services Agreement
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            (a)   If to Gulton, to:

                  Gulton Industries, Inc.
                  602 Cecil Street
                  Buchanan, Michigan 49107
                  Attention: Robert D. Pabst
                  Telecopy: (616) 695-4709

                  With a copy to:

                  Andrew L. Sommer, Esq.
                  Debevoise & Plimpton
                  875 Third Avenue
                  New York New York  10022
                  Telecopy:  (212) 909-6836

or to such other person or address as Gulton shall furnish to Mark IV in writing.

            (b)   If to Mark IV, to:

                  Mark IV Industries, Inc.
                  One Towne Centre
                  501 John James Audubon Parkway
                  Amherst, NY 14226
                  Attention: John J. Byrne
                  Telecopy:

                  With a copy to:

                  Gerald S. Lippes, Esq.
                  Lippes, Silverstein, Mathias & Wexler LLP
                  700 Guaranty Building
                  28 Church Street
                  Buffalo, NY  14202
                  Telecopy:  (716) 853-5199

or to such other person or address as Mark IV shall furnish to Gulton in writing.


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            All such notices, requests, demands, waivers and other
communications shall be deemed to have been received (w) if by personal delivery, on the day after such delivery, (x) if by certified or registered mail, on the seventh business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered, (z) if by telecopy or telegram, on the next day following the day on which such telecopy or telegram was sent, provided that a copy is also sent by certified or registered mail.

            7.3. Headings. The headings contained in this Agreement are for purposes of convenience only and shall not affect the meaning or interpretation of this Agreement.

            7.4. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

            7.5. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

            7.6. Applicable Law. This Agreement and the legal relations among the parties hereto will be governed by and construed in accordance with the substantive laws of the State of New York, without giving effect to the principles of conflict of laws thereof.

            7.7. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted as signs.

            7.8. Assignment and Delegation. This Agreement shall not be assignable by either party hereto without the prior written consent of the other. No assignment hereunder shall in any way affect the parties' obligations or


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liabilities under this Agreement. Mark IV may delegate performance of all or any part of its obligations under this Agreement to (a) any subsidiary of Mark IV or
(b) third parties to the extent such third parties are routinely used to provide such Services to Mark IV or its subsidiaries. Any purported assignment in violation of this Section 7.8 shall be void.

            7.9. No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights upon any person or entity other than Gulton and Mark IV and each such party's respective successors and permitted assigns.

            7.10. Amendment; Waivers, etc. No amendment, modification, discharge or waiver of this Agreement, and no waiver hereunder, shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, discharge or waiver is sought. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.





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            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    MARK IV INDUSTRIES, INC.



                                    By /s/ JOHN J. BYRNE
                                       -----------------------------
                                       Name: John J. Byrne
                                       Title: Vice President and
                                              Chief Financial Officer



                                    GULTON INDUSTRIES, INC.

                                    By /s/ NICHOLAS E. SOMERS
                                       -----------------------------
                                       Name: Nicholas E. Somers
                                       Title: President


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                                   SCHEDULE A


                       Services to be Provided by Mark IV
                            Pursuant to the Agreement


                       Service                          Monthly Fees
                       -------                          ------------
 1.   Mark IV will provide accounting                      $925
      services, and otherwise assist and
      advise on, accounting issues,
      including, but not limited to, in
      connection with the preparation of
      financial statements, consolidation
      issues, GAAP adjustments and the use
      and operation of the "FDC" software
      program, provided, that any
      assistance with respect to the use
      and operation of the FDC software
      will only be done at the Mark IV
      headquarters in Amherst, NY.

 2.   Mark IV will provide services or                     $925
      information as necessary with
      respect to the data it has
      maintained on employees of the Audio
      Products Group, in the areas of
      medical, pension, workers' compensa-
      tion and dates of hire, and will
      continue to enter and track data on
      a post-closing basis as requested.

 3.   Mark IV will provide assistance in                   $925
      preparing and filing Forms 5500 for
      the Audio Products Group benefit
      plans and with respect to other
      regulatory reporting, including, but
      not limited to, insurance, employee
      benefits and securities matters.


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 4.   Mark IV will provide general tax                     $925
      planning and advice, including, but
      not limited to, assistance and
      advice on the timely and accurate
      preparation of all required U.S.
      Federal, state and local and foreign
      tax filings (including all required
      attachments, elections, disclosures
      and schedules); audits and appeals
      of the Audio Products Group; the
      computation of all quarterly or
      periodic estimated tax payments; and
      the calculation of the Audio
      Products Group's tax provision, tax
      basis and deferred taxes for
      financial reporting purposes; and
      Mark IV will make available the use
      of tax preparation software and tax
      research materials to accomplish the
      foregoing.

 5.   For a period not to exceed 30 days                   $925
      after the Closing, Mark IV will
      permit Audio Products Group Company
      employees employed in the United
      States to participate in its
      medical, dental or other welfare
      benefit plans, in each case only to
      the extent that such employees
      participated in such plan
      immediately prior to the Closing
      Date or would have been eligible to
      participate in such plan upon the
      completion of the necessary
      paperwork.


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 6.   Mark IV will assist in procuring                     $925
      contracted arrangements with North
      American Administrators and UNUM as
      administrators of the death,
      disability, medical and life
      insurance benefits programs for the
      employees of the Audio Products
      Group immediately prior to the
      Closing.

 7.   Until a transfer of assets is                        $925
      effectuated in accordance with the
      terms of the Purchase Agreement,
      Mark IV will (a) cause the trustees
      of its 401(k) plan (Marine Midland
      Bank) to continue to hold and invest
      assets that relate to employees of
      any Audio Products Group Company who
      were involved in such plan
      immediately prior to the Closing,
      and (b) cause Kwasha Lipton to
      continue to serve as record keeper
      and administrate the 401(k) plan (in
      accordance with its terms) for such
      employees during such period. After
      the Closing Date, Mark IV will not
      be required (i) to accept additional
      contributions into its 401(k) plan
      from employees of the Audio Products
      Group, (ii) to make loans from its
      401(k) plan to employees of the
      Audio Products Group, or (iii) to
      take any other actions with respect
      to its 401(k) plan that would
      contravene applicable law or
      regulations.


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 8.   Mark IV will assist and advise on                    $925
      the development of a foreign
      currency hedging program for the
      Audio Products Group and will
      provide reports that (a) track
      hedging obligations into which the
      Audio Products Group may enter into
      and (b) provide information
      currently being generated by Mark IV
      with respect to its hedging program,
      including reports on net currency
      exposures.

 9.   Mark IV will provide assistance and                  $925
      advice with respect to daily cash
      management, including, but not
      limited to, forecasting, reconcilia-
      tions and the use and operation of
      cash management systems and software
      programs.


            Notwithstanding any of the foregoing descriptions of Services to the contrary, Mark IV will not be required to provide any Services to the Audio Products Group that are not provided to the Audio Products Group as of the Closing Date.


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